Exhibit 99.15

Johnson & Johnson Reports 2013 Third-Quarter Results:

Sales of $17.6 Billion increased 3.1% Versus 2012 Third Quarter;
Third-Quarter EPS was $1.04
Excluding Special Items, 2013 Third-Quarter EPS of $1.36 increased 8.8%*

New Brunswick, NJ (October 15, 2013) - Johnson & Johnson (NYSE: JNJ) today announced sales of $17.6 billion for the third quarter of 2013, an increase of 3.1% as compared to the third quarter of 2012. Operational results increased 4.7% and the negative impact of currency was 1.6%. Domestic sales increased 1.7%. International sales increased 4.2%, reflecting operational growth of 7.1% and a negative currency impact of 2.9%.
Net earnings ** and diluted earnings per share for the third quarter of 2013 were $3.0 billion and $1.04, respectively. The third quarter results included after-tax special items of approximately $0.9 billion, primarily related to an increase in the accrual for litigation expenses, in-process research and development expense, and integration and transaction costs related to the acquisition of Synthes, Inc. Third quarter 2012 net earnings included after-tax special items of approximately $0.6 billion as shown in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items, net earnings for the current quarter were $3.9 billion and diluted earnings per share were $1.36, representing increases of 11.3% and 8.8%, respectively, as compared to the same period in 2012.*
“Our third-quarter results reflect the solid, demonstrable results in achieving our near-term priorities while also advancing our longer term strategic growth drivers,” said Alex Gorsky, Chairman and Chief Executive Officer. “Our key products and successful new product launches delivered strong growth. We continue to progress our pipelines with a number of regulatory approvals, the submission of new drug applications, and execution of strategic collaborations. Our investments further strengthen our ability to deliver sustainable growth and bring meaningful innovations to patients and consumers.”
The Company increased its earnings guidance for full-year 2013 to $5.44 - $5.49 per share. The Company’s guidance excludes the impact of special items.

Worldwide Consumer sales of $3.6 billion for the third quarter represented an increase of 0.8% versus the prior year consisting of an operational increase of 2.0% and a negative impact from currency of 1.2%. Domestic sales increased 0.9%. International sales increased 0.8%, which reflected an operational increase of 2.6% and a negative currency impact of 1.8%.
Positive contributors to operational results were U.S. sales of TYLENOL® and MOTRIN® analgesics; upper respiratory over the counter medicines; AVEENO® skin care products and international baby care products.
Worldwide Pharmaceutical sales of $7.0 billion for the third quarter represented an increase of 9.9% versus the prior year with operational growth of 10.9% and a negative impact from currency of 1.0%. Domestic sales increased 7.9%. International sales increased 12.0% which reflected an operational increase of 14.0% and a negative currency impact of 2.0%.
Primary contributors to operational sales growth were INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the treatment of schizophrenia in adults; REMICADE® (infliximab) and SIMPONI® (golimumab), biologics approved for the treatment of a number of immune-mediated inflammatory diseases; STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis and psoriatic arthritis; VELCADE® (bortezomib), a treatment for multiple myeloma; PREZISTA® (darunavir), a treatment for HIV; and sales of new products.
The strong sales results of new products include ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer; XARELTO® (rivaroxaban), an oral anticoagulant; and INVOKANA® (canagliflozin) for the treatment of adults with type 2 diabetes.
During the quarter, the European Commission approved SIMPONI® (golimumab) for the treatment of moderately to severely active ulcerative colitis in adult patients who had an inadequate response to conventional therapy. In addition, the European Commission approved the use of VELCADE® (bortezomib) as induction therapy in combination with dexamethasone or thalidomide and dexamethasone and applies to adult patients with previously-untreated multiple myeloma who are eligible for high-dose chemotherapy with hematological stem cell transplantation.

Also, during the quarter, the European Commission approved STELARA® (ustekinumab), alone or in combination with methotrexate, for the treatment of active psoriatic arthritis in adult patients when the response to previous non-biological disease-modifying anti-rheumatic drug therapy has been inadequate, and the U.S. Food and Drug Administration (FDA) approved STELARA® alone or in combination with methotrexate for the treatment of adult patients (18 years or older) with active psoriatic arthritis. Additionally, the FDA approved SIMPONI® ARIA™ (golimumab) for infusion for the treatment of adults with moderately to severely active rheumatoid arthritis in combination with methotrexate.
In September, the Committee for Medical Products for Human Use of The European Medicines Agency granted a positive opinion recommending approval of INVOKANA® (canagliflozin) in the European Union for the treatment of adults with type 2 diabetes mellitus, to improve glycemic control.
In October, we announced the acquisition of the investigational compound GSK2336805, an NS5a replication complex inhibitor in Phase 2 development for the treatment of chronic hepatitis C, from an affiliate of GlaxoSmithKline plc. We acquired all rights to develop and commercialize GSK2336805, including in combination with other drugs.
Worldwide Medical Devices and Diagnostics sales of $6.9 billion for the third quarter represented a decrease of 2.0% versus the prior year consisting of an operational increase of 0.3% and a negative currency impact of 2.3%. Domestic sales decreased 4.2%. International sales decreased 0.1%, which reflected an operational increase of 4.2% and a negative currency impact of 4.3%.
Primary contributors to operational growth were sales from Biosense Webster’s electrophysiology products in the Cardiovascular Care business; joint reconstruction products in the Orthopaedics business; international sales in the Surgical Care business; and biosurgical and international sales of energy products in the Specialty Surgery business.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,700 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings ** and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company’s website at www.investor.jnj.com.
** Net earnings attributable to Johnson & Johnson.
Johnson & Johnson will conduct a conference call with investors to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliation of non-GAAP financial measures, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development can be found on the Company's website at www.investor.jnj.com.
NOTE TO INVESTORS
(This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; the effects of a continued federal government shutdown including the FDA’s ability to take new regulatory submissions and continue review of our existing submissions without delays; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; complex global supply chains with increasing regulatory requirements; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson.   Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)